EXHIBIT 99.1

For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. Vice President, Investor Relations and Corporate Communications (914) 789-2800 email: rkrawiec@progenics.com

PROGENICS PHARMACEUTICALS ADDED TO NASDAQ
BIOTECHNOLOGY INDEX

Tarrytown, NY– May 16, 2005 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) announced today that it was selected for addition to the NASDAQ Biotechnology Index(R) effective Monday, May 23, 2005. All securities in the Index are listed on the NASDAQ National Market and must meet certain eligibility criteria, including market value, average daily share volume and seasoning as a public company.

     “We are pleased to be included in the NASDAQ Biotechnology Index,” said Paul J. Maddon, M.D., Ph.D., Progenics’ Chief Executive Officer and Chief Science Officer. “Progenics has met important milestones this year with positive clinical trial results for our investigational drug methylnaltrexone (MNTX) and with our clinical development programs in general. We believe our selection for this index will enhance our visibility with the investment community as we continue to progress on our corporate and financial goals.”

     Launched in 1993, the NASDAQ Biotechnology Index includes securities that are classified according to the FTSE Global Classification System(TM) as biotechnology or pharmaceutical, and is ranked on a semi-annual basis in May and November. The NASDAQ Biotechnology Index is the basis for the iShares Nasdaq Biotechnology Index(SM) Fund (Amex: IBB). For more information about the NASDAQ Biotechnology Index, including eligibility criteria, visit www.NASDAQ.com.

Company Profile

     Progenics Pharmaceuticals, Inc., of Tarrytown, N.Y. is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company’s principal programs are directed toward symptom management and supportive care and the treatment of HIV infection and cancer. The Company has five product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the constipation associated with opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness. MNTX is also being studied for the management of patients with post-operative bowel dysfunction and relief of opioid-induced constipation in patients with chronic pain. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1 studies), and PRO 542, a genetically engineered molecule designed to neutralize HIV (in phase 2 studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation, is developing immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

     DISCLOSURE NOTICE: The information contained in this document is current as of May 16, 2005. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words “anticipates,” “plans,” “expects” and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

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Editor’s Note:

Additional information on Progenics is available at http://www.progenics.com